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                                  EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Telemundo Group, Inc. and Subsidiaries on Form S-3 of our report dated March 27, 1995 relating to the financial statements of Video 44 as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994, which appears in the Registration Statement of Telemundo Group, Inc. on Form S-3 (No. 33-64599) dated November 27, 1995, which is incorporated by reference in the Current Report on Form 8-K of Telemundo Group, Inc. dated January 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.






Price Waterhouse LLP
Chicago, Illinois
January 31, 1996